Contact:
Jonathan Lloyd Jones	Seth Lewis
Vice President & CFO	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8818	(646) 378-2952
FOR IMMEDIATE RELEASE

Columbia Laboratories Extends Stockholder Rights Plan to Preserve
Use of Net Operating Losses under Section 382

LIVINGSTON, NJ - March 6, 2013 - Columbia Laboratories, Inc. (Nasdaq: CBRX) (the “Company”) today announced that its Board of Directors on March 1, 2013 adopted an amendment to its Stockholder Rights Plan (the "Rights Plan"), originally adopted on March 12, 2002, to extend the expiration date of the Rights Plan from July 3, 2013 to July 3, 2016 to preserve the value of significant tax assets associated with the Company's tax net operating loss carryforwards ("NOLs") under Section 382 of the Internal Revenue Code. The Company's 2013 Proxy Statement will include a non-binding advisory proposal asking the Company's stockholders to ratify the extension of the expiration date of the Rights Plan from July 3, 2013 to July 3, 2016. If the Company's stockholders do not ratify the amendment, the Company's Board of Directors will decide how to proceed.

The Company has NOLs totaling approximately $156 million as of December 31, 2012. United States Federal income tax rules, and Section 382 of the Internal Revenue Code in particular, substantially limit the use of those tax assets if the Company experiences an "ownership change." Ownership changes under Section 382 generally relate to a cumulative change in ownership among stockholders with at least a 5% ownership interest (as determined under the rules of Section 382) of more than 50% over a rolling three-year period. The Company's current cumulative change in ownership among stockholders with at least a 5% ownership interest (as determined under the rules of Section 382) is approximately 35.7% as of December 31, 2012.

Pursuant to the Rights Plan, if any person or group (subject to certain exceptions specified in the Rights Plan) acquires 4.99% or more of the outstanding shares of Common Stock, or if any current 5% stockholder were to acquire additional Common Stock other than by exercising or converting existing equity-linked securities, without the prior approval of the Company's Board of Directors, a significant dilution in the voting and economic ownership of such person or group would occur.

The amendment to the Rights Plan was not adopted primarily as an anti-takeover measure. The Board of Directors may terminate the Rights Plan at any time prior to the rights being triggered. Further, if the Board of Directors determines that the NOLs have been substantially realized, are no longer substantially available, or would otherwise not be adversely impacted by an ownership change, the amendment will be rescinded.

About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women's health indications. The

Company receives sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 foreign countries.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “intends,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Actavis' and Merck Serono's success in marketing CRINONE for use in infertility in their respective markets; successful development by Actavis of a next-generation vaginal progesterone product for the U.S. market; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration;
the impact of competitive products and pricing; the cost of evaluation of potential strategic transactions; the cost of the Company's pending relocation to Boston; Columbia's ability to timely regain compliance with the Nasdaq minimum closing bid price rule; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC including, but not limited to, its Quarterly Report on Form 10-Q for the period ended September 30, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® is a registered trademark of Actavis, Inc.

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